LEASE TERMINATION AND MUTUAL RELEASE OF CLAIMS

THIS LEASE TERMINATION AND MUTUAL RELEASE OF CLAIMS (this “Agreement”) is entered into this 27th day of August, 2009, by and between Merix Corporation (“MERIX”) and XSUNX, Inc. (“XSUNX”).  Reference is made to that certain Sublease Agreement dated as of April 1, 2008 (the “Sublease”), by and between MERIX as Sublandlord and XSUNX as Subtenant concerning certain real property and improvements located at 23365 NE Halsey St. in the City of Wood Village, County of Multnomah and State of Oregon (the “Premises”).

R E C I T A L S

A.	On or around May 19, 2008, MERIX sold certain equipment more particularly described on Exhibit A attached hereto (the “Equipment”) to XSUNX for $111,620.00.

B.	Now and at all times since such sale, the Equipment has been located on the Premises.

C.
As security for its performance under the Sublease and pursuant to Section 3.3 of the Sublease, XSUNX caused Wells Fargo Bank, N.A. to issue its Irrevocable Letter of Credit No. NZS904387 (the “Letter of Credit”) in favor of MERIX in the amount of $106,000.00.

D.
XSUNX is in default under the Sublease for nonpayment of rent.  As of this date, such default is in the amount of $433,568.62.  Extending out its obligations until the expiration of the Sublease, such default would total $1,614,512.25.

E.
XSUNX and MERIX desire to permit XSUNX to vacate the Premises in an orderly fashion and to fix its obligations under the Sublease at a reduced amount pursuant to a promissory note and the sale back to MERIX of the Equipment, all on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MERIX and XSUNX agree as follows.

A G R E E M E N T

1.
Lease Termination; Vacation of Premises.  XSUNX shall vacate the Premises in accordance with the terms of the Sublease, under the supervision of MERIX, on or before September 1st, 2009.  All of the Equipment shall remain on the Premises at all times.  Upon such vacation, the return of all keys to MERIX and MERIX’s approval of the condition of the Premises, the Sublease shall be deemed terminated and of no further force or effect, with such date memorialized by e-mail from MERIX to XSUNX.

2.
Sale of the Equipment.  XSUNX hereby sells to MERIX, as a bulk sale and in accordance with all of the terms of the prior sale of the Equipment by MERIX to XSUNX, including price (but with the parties reversed as appropriate). XSUNX covenants and agrees to promptly execute and deliver any and all documentation necessary or desirable in order to effectuate, consummate or memorialize such sale as and when requested by MERIX.

3.
Letter of Credit.  XSUNX acknowledges and confirms its acceptance and approval of the full drawdown of the Letter of Credit by MERIX and the release of all such funds to MERIX as partial payment of past due rent.

4.
Promissory Note.  Simultaneously with the execution and delivery of this Agreement, XSUNX shall and has made and delivered a promissory note to MERIX as Holder in the amount of $456,920.66 and on the terms and conditions set forth therein, in form and substance satisfactory to MERIX.

5.
Mutual Release.  Except for the obligations of the parties under this Agreement, MERIX and XSUNX, on behalf of each of their officers, employees, directors, shareholders, agents, attorneys, successors and assigns (collectively, “Affiliates”), hereby unconditionally releases, acquits and forever discharges the other and its Affiliates from any and all claims, demands, damages, liabilities and causes of action of any kind or nature arising out of or related to the Sublease.

6.
Miscellaneous Provisions. (a) This Agreement contains the entire understanding of the parties and is intended to integrate all prior negotiations, discussions, proposals or understandings, either oral or written, with respect to its subject matter.  (b) Time is of the essence of this Agreement.  (c) This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Oregon, without giving effect to its conflict of laws principles.  (d) This Agreement shall to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  (e) Any amendment, waiver or modification of this Agreement may be made only with the written consent of the parties hereto.      (f) Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement. (g) In the event of litigation concerning this Agreement or its enforcement, the prevailing party shall be entitled to recover all costs and expenses of any such action, including reasonable attorneys’ fees, from the other party, including in bankruptcy and on appeal.

IN WITNESS WHEREOF, MERIX and XSUNX have executed this Agreement as of the date first above written.

MERIX CORPORATION By: ___________________________________ Name: Kelly Lang Title: EVP/CFO Merix Corporation	XSUNX, INC. By: ___________________________________ Name: Tom Djokovich Title: CEO XsunX, Inc.